Goldman
Sachs Variable Insurance Trust
GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, NEW YORK, NEW YORK 10005
CORESM U.S. Equity Fund

Semiannual Report
June 30, 2005

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Shareholder Letter

Dear Shareholders:

This report provides an overview on the performance of the Goldman Sachs Variable Insurance Trust – CORE U.S. Equity Fund during the six-month reporting period that ended June 30, 2005.

Market Review

The S&P 500 Index returned -0.81% over the six-month reporting period ended June 30, 2005. Within the Index, the Materials (-7.9%) and Consumer Discretionary (-6.6%) sectors were the largest detractors in absolute returns, while the heavily weighted Information Technology sector (-5.7%) detracted most (weight times performance) for the period. Value stocks outperformed their growth counterparts by a significant margin for the six-month period, with the Russell 1000 Value Index returning 1.76% versus the Russell 1000 Growth Index return of -1.72%. Large-cap stocks also outperformed small-cap stocks as the Russell 1000 Index and Russell 2000 Index returned 0.11% and -1.25%, respectively. This was largely due to large-cap Information Technology stocks outpacing their smaller counterparts.

Investment Objective

The Fund seeks long-term capital growth and dividend income.

Portfolio Composition

Top 10 Portfolio Holdings as of June 30, 2005*

		% of
Company	Business	Net Assets

General Electric Co.	Industrial Conglomerates	4.8%
Johnson & Johnson	Pharmaceuticals	3.3
Bank of America Corp.	Banks	3.2
Intel Corp.	Semiconductor Equipment & Products	3.0
Pfizer, Inc.	Pharmaceuticals	2.8
J.P. Morgan Chase & Co.	Diversified Financials	2.7
Altria Group, Inc.	Tobacco	2.5
Wachovia Corp.	Banks	2.3
Amgen, Inc.	Biotechnology	2.3
Time Warner, Inc.	Media	2.2

* Opinions expressed in this report represent our present opinions only. Reference to individual securities should not be construed as a commitment that such securities will be retained in the Fund. From time to time, the Fund may change the individual securities it holds, the number or types of securities held and the markets in which it invests. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. References to individual securities do not constitute a recommendation to the investor to buy, hold or sell such securities. In addition, references to past performance of the Fund do not indicate future returns, which are not guaranteed and will vary. Furthermore, the value of shares of the Fund may fall as well as rise.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Performance Review

Over the six-month period that ended June 30, 2005, the Fund generated a cumulative total return of -2.66%. Over the same time period, the Fund’s benchmark, the Standard & Poor’s 500 Index (with dividends reinvested) generated a cumulative total return of -0.81%.

The Fund underperformed its benchmark for the period. While returns to the CORE investment themes were positive over the six-month period, stock selection detracted from results. Momentum and Valuation were the biggest positive contributors to relative returns, as inexpensive companies with strong momentum characteristics outperformed their industry counterparts. Earnings Quality, Management Impact, Profitability, and Analyst Sentiment also added value, albeit to a lesser extent. Despite good performance from the CORE themes, the majority of the performance shortfall can be attributed to stock specific/ residual factors, which we expect to even out over time.

Stock selection detracted from performance during the period. In particular, the Fund’s holdings in the Consumer Discretionary and Healthcare sectors lagged their peers in the benchmark the most. On the upside, the Fund’s holdings in the Energy sector outpaced their peers in the benchmark the most.

In terms of individual stocks, overweight positions in Biogen Idec, Harman International and an underweight position in eBay were among the largest detractors from excess returns for the six-month period. Biogen and eBay were subsequently eliminated from the portfolio. On the upside, overweight positions in Google, Inc., Burlington Resources, Inc. and Sunoco, Inc. were among the largest positive contributors to relative performance for the period.

In managing the CORESM products, we do not make size or sector bets. We hope to add value versus the Fund’s index through individual stock selection. Our quantitative process seeks out stocks with good momentum that also appear to be good values. We prefer stocks about which fundamental research analysts are becoming more positive and companies with strong profit margins, sustainable earnings, and that use their capital to enhance shareholder value. These factors are not highly correlated to each other, which diversifies the Fund’s sources of returns.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs Quantitative Equity Management Team

July 18, 2005

Shares of the Goldman Sachs Variable Insurance Trust (“VIT”) CORE U.S. Equity Fund are offered to separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Fund are not offered directly to the general public. The variable annuity contracts and variable life insurance policies are described in the separate prospectuses issued by participating insurance companies. You should refer to those prospectuses for information about surrender charges, mortality and expense risk fees and other charges that may be assessed by participating insurance companies under the variable annuity contracts or variable life insurance policies. Such fees or charges, if any, may affect the return you may realize with respect to your investments. Ask your representative for more complete information. Please consider a fund’s objectives, risks and charges and expenses, and read the prospectus carefully before investing. The prospectus contains this and other information about the Fund.

The VIT CORE U.S. Equity Fund invests in a broadly diversified portfolio of U.S. equity investments. The Fund is subject to market risk as the value of the securities in which it invests may go up or down. This could occur in response to the prospects of individual companies, particular industry sectors and/or general economic conditions.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

SECTOR ALLOCATION AS OF JUNE 30, 2005†

Percentage of Portfolio Investments

† The Fund is actively managed and, as such, its composition may differ over time. The percentage shown for each investment category reflects the value of investments in that category as a percentage of market value. Short-term investments include repurchase agreements and securities lending collateral.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Investments

June 30, 2005 (Unaudited)

Shares	Description	Value
Common Stocks – 97.6%

Aerospace & Defense – 1.6%
9,800	Lockheed Martin Corp.	$635,726
91,700	Northrop Grumman Corp.	5,066,425
115,400	Raytheon Co.	4,514,448

		10,216,599

Auto Components – 0.2%
24,300	Autoliv, Inc.	1,064,340

Automobiles – 0.4%
228,400	Ford Motor Co.	2,338,816

Banks – 9.3%
446,266	Bank of America Corp.	20,354,192
36,600	Bank of Hawaii Corp.	1,857,450
57,000	Golden West Financial Corp.	3,669,660
157,800	U.S. Bancorp	4,607,760
32,000	UnionBanCal Corp.	2,141,440
289,000	Wachovia Corp.	14,334,400
296,900	Washington Mutual, Inc.	12,080,861

		59,045,763

Biotechnology – 2.7%
236,400	Amgen, Inc.*	14,292,744
17,500	Genentech, Inc.*	1,404,900
24,100	Genzyme Corp.*	1,448,169

		17,145,813

Chemicals – 1.6%
162,600	Monsanto Co.	10,222,662

Commercial Services & Supplies – 1.6%
451,000	Cendant Corp.	10,088,870

Communications Equipment – 1.0%
104,500	Cisco Systems, Inc.*	1,996,995
25,700	Comverse Technology, Inc.*	607,805
24,800	Juniper Networks, Inc.*	624,464
98,400	QUALCOMM, Inc.	3,248,184

		6,477,448

Computers & Peripherals – 2.3%
133,500	Dell, Inc.*	5,274,585
307,200	Hewlett-Packard Co.	7,222,272
155,600	Western Digital Corp.*	2,088,152

		14,585,009

Diversified Financials – 6.4%
34,700	AmeriCredit Corp.*	884,850
25,600	CIT Group, Inc.	1,100,032
84,332	Citigroup, Inc.	3,898,668
481,900	J.P. Morgan Chase & Co.	17,020,708
137,900	Merrill Lynch & Co., Inc.	7,585,879
220,000	Moody’s Corp.	9,891,200

		40,381,337

Diversified Telecommunication – 3.1%
145,000	CenturyTel, Inc.	5,021,350
162,200	Sprint Corp.	4,069,598
306,400	Verizon Communications, Inc.	10,586,120

		19,677,068

Electric Utilities – 3.4%
182,700	Edison International	7,408,485
295,100	PG&E Corp.	11,078,054
37,000	TXU Corp.	3,074,330

		21,560,869

Electrical Equipment – 0.7%
71,400	Energizer Holdings, Inc.*	4,438,938

Food & Drug Retailing – 1.2%
85,400	Albertson’s, Inc.(a)	1,766,072
127,400	SUPERVALU, Inc.	4,154,514
41,900	Walgreen Co.	1,926,981

		7,847,567

Food Products – 2.7%
366,500	Archer-Daniels-Midland Co.	7,835,770
17,600	The Hershey Co.	1,092,960
464,400	Tyson Foods, Inc.	8,266,320

		17,195,050

Healthcare Equipment & Supplies – 0.7%
28,100	Applera Corp. – Applied Biosystems Group	552,727
30,000	Becton, Dickinson and Co.	1,574,100
19,200	Guidant Corp.	1,292,160
21,000	Kinetic Concepts, Inc.*	1,260,000

		4,678,987

Healthcare Providers & Services – 2.4%
54,600	Aetna, Inc.	4,521,972
78,300	AmerisourceBergen Corp.	5,414,445
37,100	Coventry Health Care, Inc.*	2,624,825
40,900	HCA, Inc.	2,317,803

		14,879,045

Hotels, Restaurants & Leisure – 0.2%
28,200	Darden Restaurants, Inc.	930,036

Household Durables – 0.4%
31,200	The Black & Decker Corp.	2,803,320

Household Products – 0.5%
63,900	The Procter & Gamble Co.	3,370,725

Industrial Conglomerates – 5.1%
879,600	General Electric Co.	30,478,140
20,200	Reynolds American, Inc.(a)	1,591,760

		32,069,900

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Investments (continued)
June 30, 2005 (Unaudited)

Shares	Description	Value
Common Stocks – (continued)

Insurance – 5.3%
72,800	Genworth Financial, Inc.	$2,200,744
136,200	Loews Corp.	10,555,500
180,800	MBIA, Inc.	10,723,248
93,300	Prudential Financial, Inc.	6,126,078
41,800	W.R. Berkley Corp.	1,491,424
32,900	XL Capital Ltd.	2,448,418

		33,545,412

Internet Software & Services – 1.8%
35,250	Google, Inc.*	10,368,788
31,600	McAfee, Inc.*	827,288

		11,196,076

IT Consulting & Services – 1.7%
241,700	Computer Sciences Corp.*	10,562,290

Leisure Equipment & Products – 0.5%
55,700	Polaris Industries, Inc.	3,007,800

Marine – 0.2%
21,700	Overseas Shipholding Group, Inc.	1,294,405

Media – 6.5%
25,864	Comcast Corp.*	794,025
239,200	Comcast Corp. Special Class A*	7,164,040
636,200	Liberty Media Corp. Series A*	6,482,878
12,000	Pixar*	600,600
446,800	The Walt Disney Co.	11,250,424
851,100	Time Warner, Inc.*	14,221,881
26,600	Viacom, Inc. Class B	851,732

		41,365,580

Metals & Mining – 1.3%
11,900	Newmont Mining Corp.	464,457
45,100	Nucor Corp.	2,057,462
157,800	United States Steel Corp.	5,423,586

		7,945,505

Multiline Retail – 0.4%
105,300	Dillard’s, Inc.	2,466,126

Oil & Gas – 8.4%
114,600	Anadarko Petroleum Corp.	9,414,390
31,100	Apache Corp.	2,009,060
199,800	Burlington Resources, Inc.	11,036,952
107,776	ConocoPhillips	6,196,042
55,400	EOG Resources, Inc.	3,146,720
195,866	Exxon Mobil Corp.	11,256,419
90,400	Sunoco, Inc.	10,276,672

		53,336,255

Personal Products – 0.4%
55,000	The Gillette Co.	2,784,650

Pharmaceuticals – 8.4%
258,200	Abbott Laboratories	12,654,382
7,700	Allergan, Inc.	656,348
57,500	Bristol Myers Squibb Co.	1,436,350
320,500	Johnson & Johnson	20,832,500
648,105	Pfizer, Inc.	17,874,736

		53,454,316

Real Estate – 0.5%
102,700	Equity Office Properties Trust	3,399,370

Road & Rail – 2.0%
174,900	Burlington Northern Santa Fe Corp.	8,234,292
38,800	CSX Corp.	1,655,208
89,800	Norfolk Southern Corp.	2,780,208

		12,669,708

Semiconductor Equipment & Products – 4.7%
334,900	Advanced Micro Devices, Inc.*	5,807,166
52,400	Freescale Semiconductor, Inc.*	1,100,924
190,808	Freescale Semiconductor, Inc. Class B*	4,041,314
728,900	Intel Corp.	18,995,134

		29,944,538

Software – 2.5%
286,200	Autodesk, Inc.	9,836,694
171,000	Microsoft Corp.	4,247,640
66,300	Symantec Corp.*	1,441,362

		15,525,696

Specialty Retail – 1.2%
223,400	AutoNation, Inc.*	4,584,168
163,956	Circuit City Stores, Inc.	2,834,799

		7,418,967

Textiles & Apparel – 1.6%
300,200	Coach, Inc.*	10,077,714

Tobacco – 2.6%
247,300	Altria Group, Inc.	15,990,418
13,500	UST, Inc.	616,410

		16,606,828

Wireless Telecommunication Services – 0.1%
10,700	United States Cellular Corp.*	534,358

TOTAL COMMON STOCKS
(Cost $585,099,388)		$618,153,756

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement(b) – 1.7%

Joint Repurchase Agreement Account II
$11,000,000	3.41%	07/01/2005	$11,000,000
Maturity Value: $11,001,041
(Cost $11,000,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $596,099,388)			$629,153,756

Shares	Description	Value
Securities Lending Collateral – 0.5%

2,961,250	Boston Global Investment Trust – Enhanced Portfolio	$2,961,250
(Cost $2,961,250)

TOTAL INVESTMENTS – 99.8%
(Cost $599,060,638)		$632,115,006

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or portion of security is on loan.

(b)	Joint repurchase agreement was entered into on June 30, 2005.

ADDITIONAL INVESTMENT INFORMATION

FUTURES CONTRACTS — At June 30, 2005, the following futures contracts were open as follows:

	Number of	Settlement		Unrealized
Type	Contracts Long	Month	Market Value	Loss

S & P 500 Index	198	September 2005	$11,835,450	$(126,876)

JOINT REPURCHASE AGREEMENT ACCOUNT II — At June 30, 2005, the Fund had an undivided interest in the following Joint Repurchase Agreement Account II which equaled $11,000,000 in principal amount.

	Principal	Interest	Maturity	Maturity
Repurchase Agreements	Amount	Rate	Date	Value

Banc of America Securities LLC	$1,500,000,000	3.40%	07/01/2005	$1,500,141,667

Barclays Capital PLC	700,000,000	3.40	07/01/2005	700,066,111

Deutsche Bank Securities, Inc.	1,000,000,000	3.40	07/01/2005	1,000,094,444

Deutsche Bank Securities, Inc.	300,000,000	3.45	07/01/2005	300,028,750

Greenwich Capital Markets	400,000,000	3.43	07/01/2005	400,038,111

J.P. Morgan Securities, Inc.	400,000,000	3.41	07/01/2005	400,037,889

Morgan Stanley & Co.	1,000,500,000	3.40	07/01/2005	1,000,594,492

UBS Securities LLC	250,000,000	3.40	07/01/2005	250,023,611

Wachovia Capital Markets	250,000,000	3.40	07/01/2005	250,023,611

Westdeutsche Landesbank AG	500,000,000	3.43	07/01/2005	500,047,639

TOTAL	$6,300,500,000			$6,301,096,325

At June 30, 2005, the Joint Repurchase Agreement Account II was fully collateralized by Federal Farm Credit Bank, 2.50% to 6.70%, due 09/13/2005 to 06/15/2007; Federal Home Loan Bank, 4.37% to 5.49%, due 12/22/2008 to 08/15/2011; Federal Home Loan Mortgage Association, 0.00% to 8.00%, due 07/06/2005 to 07/01/2035; Federal National Mortgage Association, 0.00% to 9.50%, due 08/24/2005 to 07/01/2035 and Government National Mortgage Association, 5.50% to 6.50%, due 04/15/2032 to 06/15/2035.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Assets and Liabilities

June 30, 2005 (Unaudited)

Assets:

Investment in securities, at value (identified cost $596,099,388)	$629,153,756
Securities lending collateral, at value	2,961,250
Cash(a)	1,201,532
Receivables:
Fund shares sold	2,155,502
Dividends and interest	848,000
Variation margin	671,195
Securities lending income	794
Other assets	5,320

Total assets	636,997,349

Liabilities:

Payables:
Payable upon return of securities loaned	2,961,250
Amounts owed to affiliates	354,174
Fund shares repurchased	312,737
Accrued expenses	42,549

Total liabilities	3,670,710

Net Assets:

Paid-in capital	637,543,586
Accumulated undistributed net investment income	2,809,710
Accumulated net realized loss on investment and futures related transactions	(39,954,149)
Net unrealized gain on investments and futures	32,927,492

NET ASSETS	$633,326,639

Total shares of beneficial interest outstanding, par value $0.001 (unlimited shares authorized)	52,383,520
Net asset value, offering and redemption price per share	$12.09

(a)	Includes restricted cash of $1,161,150 relating to initial margin requirements and collateral on futures transactions.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Operations

For the Six Months Ended June 30, 2005 (Unaudited)

Investment income:

Dividends	$4,621,360
Interest (including securities lending income of $8,507)	169,916

Total income	4,791,276

Expenses:

Management fees	1,891,881
Transfer Agent fees	111,083
Custody and accounting fees	64,625
Printing fees	23,324
Professional fees	23,204
Trustee fees	7,140
Other	9,729

Total expenses	2,183,060

Less — expense reductions	(87,548)

Net Expenses	2,043,438

NET INVESTMENT INCOME	2,747,838

Realized and unrealized gain (loss) on investment and futures transactions:

Net realized gain from:
Investment transactions	5,249,672
Futures transactions	56,606
Net change in unrealized gain (loss) on:
Investments	(20,603,227)
Futures	(165,359)

Net realized and unrealized loss on investment and futures transactions	(15,462,308)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(12,714,470)

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statements of Changes in Net Assets

	For the	For the
	Six Months Ended	Year Ended
	June 30, 2005 (Unaudited)	December 31, 2004
From operations:

Net investment income	$2,747,838	$5,395,406
Net realized gain from investment and futures related transactions	5,306,278	51,876,006
Net change in unrealized gain (loss) on investments and futures	(20,768,586)	5,841,843

Net increase (decrease) in net assets resulting from operations	(12,714,470)	63,113,255

Distributions to shareholders:

From net investment income	—	(5,358,837)

From share transactions:

Proceeds from sales of shares	145,409,444	113,401,573
Reinvestment of dividends and distributions	—	5,358,837
Cost of shares repurchased	(20,505,775)	(38,402,436)

Net increase in net assets resulting from share transactions	124,903,669	80,357,974

TOTAL INCREASE	112,189,199	138,112,392

Net assets:

Beginning of period	521,137,440	383,025,048

End of period	$633,326,639	$521,137,440

Accumulated undistributed net investment income	$2,809,710	$61,872

Summary of share transactions:

Shares sold	12,127,391	9,833,811
Shares issued on reinvestment of dividends and distributions	—	433,562
Shares repurchased	(1,712,528)	(3,365,832)

NET INCREASE	10,414,863	6,901,541

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Financial Highlights

Selected Data for a Share Outstanding Throughout Each Period

			Income (loss) from													Ratios assuming no
			investment operations			Distributions to shareholders										expense reductions

				Net										Ratio of		Ratio of		Ratio of
		Net asset		realized			From		Net asset		Net assets	Ratio of		net investment		total		net investment
		value,	Net	and	Total from	From net	net		value,		at end	net expenses		income		expenses		income		Portfolio
		beginning	investment	unrealized	investment	investment	realized	Total	end of	Total	of period	to average		to average		to average		to average		turnover
Year		of period	income(a)	gain (loss)	operations	income	gain	distributions	period	return(b)	(in 000s)	net assets		net assets		net assets		net assets		rate

	For the Six Months ended June 30, (Unaudited)

	2005	$12.42	$0.06	$(0.39)	$(0.33)	$—	$—	$—	$12.09	(2.66)%	$633,327	0.74	%(c)	0.99	%(c)	0.77	%(c)	0.96	%(c)	56%
	For the Years ended December 31,

	2004	10.92	0.14	1.49	1.63	(0.13)	—	(0.13)	12.42	14.94	521,137	0.75		1.26		0.78		1.23		128
	2003	8.49	0.07	2.43	2.50	(0.07)	—	(0.07)	10.92	29.47	383,025	0.85		0.79		0.85		0.79		92
	2002	10.94	0.06	(2.45)	(2.39)	(0.06)	—	(0.06)	8.49	(21.89)	143,439	0.85		0.60		0.86		0.59		84
	2001	12.48	0.05	(1.54)	(1.49)	(0.05)	—	(0.05)	10.94	(11.94)	163,904	0.81		0.48		0.82		0.47		72
	2000	13.98	0.11	(1.46)	(1.35)	(0.08)	(0.07)	(0.15)	12.48	(9.62)	139,303	0.85		0.87		0.87		0.85		32

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions and a complete redemption of the investment at the net asset value at the end of the period. Total returns for periods less than one full year are not annualized.
(c)	Annualized.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Notes to Financial Statements

June 30, 2005 (Unaudited)

1. ORGANIZATION

Goldman Sachs Variable Insurance Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs CORE U.S. Equity Fund (the “Fund”). The Fund is a diversified portfolio under the Act.
     Shares of the Trust may be purchased and held by separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Trust are not offered directly to the general public.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities and investment companies traded on a U.S. securities exchange or the NASDAQ system are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/dealer-supplied valuations or matrix pricing systems. Unlisted equity securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies (other than those that are exchange traded) are valued at the net asset value per share on valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed to be inaccurate by the Investment Adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.

B. Security Transactions and Investment Income — Security transactions are reflected as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes, if any, which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted.

C. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gains distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gain, or from paid-in-capital.
     In addition, distributions paid by the Fund’s investments in real estate investment trusts (“REITs”) often include a “return of capital” which is recorded by the Fund as a reduction of the cost basis of the securities held. The Code requires a REIT to distribute at least 95% of its taxable income to investors. In many cases, however, because of “non-cash” expenses such as property depreciation, a REIT’s cash flow will exceed its taxable income. The REIT may distribute this excess cash to offer a more competitive yield. This portion of the distribution is deemed a return of capital and is generally not taxable to shareholders.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line or pro rata basis depending upon the nature of the expense.

E. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Fund is required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

F. Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Fund, including accrued interest, is required to equal or exceed the value of the repurchase agreement, including accrued interest. If the seller defaults or becomes insolvent, realization of the collateral by the Fund may be delayed or limited and there may be a decline in the value of the collateral during the period while the Fund seeks to assert its rights. The underlying securities for all repurchase agreements are held in safekeeping at the Fund’s custodian or designated subcustodians under triparty repurchase agreements.

     Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and terms and conditions contained therein, the Fund, together with other registered investment companies having management agreements with Goldman Sachs Asset Management, L.P. (“GSAM”), or its affiliates, transfers uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements.

G. Futures Contracts — The Fund may enter into futures transactions to hedge against changes in interest rates, securities prices, currency exchange rates or to seek to increase total return. Futures contracts are valued at the last settlement price at the end of each day on the board of trade or exchange upon which they are traded. Upon entering into a futures contract, the Fund is required to deposit with a broker, or the Fund’s custodian bank on behalf of the broker an amount of cash or securities equal to the minimum “initial margin” requirement of the associated futures exchange. Subsequent payments for futures contracts (“variation margin”) are paid or received by the Fund, dependent on the daily fluctuations in the value of the contracts, and are recorded for financial reporting purposes as unrealized gains or losses. When contracts are closed, the Fund realizes a gain or loss which is reported in the Statement of Operations.

     The use of futures contracts involve, to varying degrees, elements of market and counterparty risk which may exceed the amounts recognized in the Statement of Assets and Liabilities. Changes in the value of the futures contract may not directly correlate with changes in the value of the underlying securities. This risk may decrease the effectiveness of the Fund’s strategies and potentially result in a loss.

3. AGREEMENTS

GSAM, an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), serves as investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Fund. Under this Agreement, GSAM manages the Fund, subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAM is entitled to a fee (“Management Fee”) computed daily and payable monthly. Effective April 29, 2005, GSAM has reduced the contractual management fee from 0.70% to 0.65% of the Fund’s average daily net assets. Prior to April 29, 2005, GSAM had voluntarily waived a portion of its management fee equal to 0.05% of the Fund’s average daily net assets. For the six months ended June 30, 2005, GSAM has waived Management Fees of approximately $86,800.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Notes to Financial Statements (continued)
June 30, 2005 (Unaudited)

3. AGREEMENTS (continued)
     At a meeting held on June 16, 2005, the Board of Trustees of the Trust approved a fee reduction commitment for the Fund which will be effective on a contractual basis in 2006. Effective July 1, 2005, GSAM will implement the fee reduction commitment on a voluntary basis and waive a portion of its Management Fee to achieve the following annual rates:

Average Daily Net Assets	Annual Rate

First $1 Billion	0.65%

Next $1 Billion	0.59%

Over $2 Billion	0.56%

     GSAM has contractually agreed to limit certain “Other Expenses” of the Fund (excluding Management Fees, Transfer Agency fees, taxes, interest, brokerage fees and litigation, indemnification, shareholder meeting and other extraordinary expenses exclusive of any expense offset arrangements) to the extent that such expenses exceed, on an annual basis, 0.16% of the average daily net assets of the Fund. GSAM has agreed to maintain this expense limitation reduction through June 30, 2005 and on a voluntary basis thereafter. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAM for prior fiscal year expense reimbursements, if any. For the six months ended June 30, 2005, GSAM made no reimbursements to the Fund.
     The Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the six months ended June 30, 2005, custody fees were reduced by approximately $700.
     Goldman Sachs also serves as Transfer Agent of the Fund for a fee. Fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate of 0.04% of the average daily net assets of the Fund. Goldman Sachs serves as the distributor of the Fund’s shares at no cost to the Fund.
     At June 30, 2005, amounts owed to affiliates were approximately $333,600 and $20,600 for Management and Transfer Agent fees, respectively.

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds from sales and maturities of long-term securities for the six months ended June 30, 2005, were $424,466,369 and $304,164,676, respectively. For the six months ended June 30, 2005, Goldman Sachs earned approximately $7,900 in brokerage commissions from futures transactions executed on behalf of the Fund.

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the SEC and the terms and conditions contained therein, the Fund may lend its securities through a securities lending agent, Boston Global Advisers (“BGA”) — a wholly owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the six months ended June 30, 2005, is reported parenthetically on the Statement of Operations. For the six months ended June 30, 2005, BGA earned $1,501 in fees as securities lending agent. At June 30, 2005, the Fund loaned securities having a market value of $2,896,480 collateralized by cash in the amount of $2,961,250. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

5. SECURITIES LENDING (continued)
Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.

6. LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. This committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the six months ended June 30, 2005, the Fund did not have any borrowings under this facility.

7. ADDITIONAL TAX INFORMATION

As of the Fund’s most recent fiscal year end, December 31, 2004, the Fund’s capital loss carryforwards on a tax basis were as follows. Expiration occurs on December 31 of the year indicated.

Capital loss carryforward:*
Expiring 2009	$(14,471,666)
Expiring 2010	(27,610,289)
Expiring 2011	(2,163,043)

Total capital loss carryforward	$(44,244,998)

*	Utilization of these losses may be limited under the Code.

     At June 30, 2005, the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

Tax cost	$600,037,584

Gross unrealized gain	50,135,864
Gross unrealized loss	(18,058,442)

Net unrealized security gain	$32,077,422

     The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales and regulated futures contracts.

8. LEGAL PROCEEDINGS

Purported class and derivative action lawsuits were filed in April and May 2004 in the United States District Court for the Southern District of New York against the Goldman Sachs Group, Inc. (“GSG”), GSAM and certain related parties, including certain Goldman Sachs Funds and the Trustees and Officers of the Goldman Sachs Trust (the “GS Trust”). In June 2004 these lawsuits were consolidated into one action and in November 2004 a consolidated and amended complaint was filed against GSG, GSAM, Goldman Sachs Asset Management International (“GSAMI”), Goldman Sachs and certain related parties including certain Goldman Sachs Funds and the Trustees and Officers of the Trust and the GS Trust. Certain investment portfolios of the Trust were named as nominal defendants in the amended complaint. The amended complaint alleges violations of the Act and the Investment Advisers Act of 1940. The consolidated and amended complaint also asserts claims involving common law breach of fiduciary duty and unjust enrichment. The consolidated and amended complaint alleges, among other things, that between April 2, 1999 and January 9, 2004 (the “Class Period”), GSAM and other defendants made improper and excessive brokerage commissions and other payments to brokers that sold shares of the

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Notes to Financial Statements (continued)
June 30, 2005 (Unaudited)

8. LEGAL PROCEEDINGS (continued)
Goldman Sachs Funds; and omitted statements of fact in registration statements and reports filed pursuant to the Act which were necessary to prevent such registration statements and reports from being materially false and misleading. The consolidated and amended complaint further alleges that the Goldman Sachs Funds paid excessive and improper advisory fees to GSAM. The consolidated and amended complaint also alleges that GSAM and GSAMI used 12b-1 fees for improper purposes and made improper use of soft dollars. The complaint further alleges that the Trust and the GS Trust’s officers and trustees breached their fiduciary duties in connection with the foregoing. In addition, in March 2005 Jeanne and Don Masden filed a purported class action lawsuit in the United States District Court for the Southern District of New York against GSG, GSAM, Goldman Sachs, the Trustees of the Trust, the GS Trust, and certain related parties. The lawsuit amends a previously-filed complaint, and alleges breaches of fiduciary duties and duties of care owed under federal and state law resulting from a failure to ensure that equity securities held by the Goldman Sachs Funds participated in class action settlements for which they were eligible. Plaintiffs seek compensatory damages, disgorgement of the fees paid to the investment advisors and punitive damages. Based on currently available information, GSAM and GSAMI believe that the likelihood that the pending purported class and derivative action lawsuits will have a material adverse financial impact on the Fund is remote, and the pending actions are not likely to materially affect its ability to provide investment management services to its clients, including the Goldman Sachs Funds.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement Regarding Basis for Approval of Management Agreement (Unaudited)

     The Trustees oversee the management of Goldman Sachs Variable Insurance Trust (the “Trust”), and review the investment performance and expenses of the investment fund covered by this Report (the “Fund”) at regularly scheduled meetings held during the Fund’s fiscal year. In addition, the Trustees determine annually whether to approve and continue the Trust’s investment management agreement (the “Management Agreement”) with Goldman Sachs Asset Management, L.P. (the “Investment Adviser”) for the Fund.

     The Management Agreement was most recently approved by the Trustees, including all of the Trustees who are not parties to the Management Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party thereto (the “Independent Trustees”), on June 16, 2005 (the “Annual Contract Meeting”).
     To assist the Trustees in their deliberations at the Annual Contract Meeting, and in addition to the reviews of the Fund’s investment performance, expenses and other matters at other regularly scheduled meetings, the Trustees have a Contract Review Committee (the “Committee”) whose members include all of the Independent Trustees. The Committee held meetings on November 3, 2004, February 9, 2005 and May 11, 2005. At these Committee meetings, the Independent Trustees considered matters relating to the Management Agreement including: (a) the Fund’s management fee arrangements; (b) the Investment Adviser’s undertaking to reimburse certain expenses of the Fund that exceed a specified level; (c) the Investment Adviser’s potential economies of scale and a proposal to implement breakpoints for the fees payable by the Fund under the Management Agreement; (d) the relative expense level of the Fund; (e) the Investment Adviser’s profitability with respect to the Trust and the Fund; (f) the quality of the services provided to the Fund; (g) the statutory and regulatory requirements applicable to the approval and continuation of mutual fund investment management agreements; and (h) industry practices relating to such approvals.
     At the Annual Contract Meeting the Trustees reviewed the matters that were considered at the Committee meetings and also considered additional matters including: (a) the Fund’s investment performance; (b) the quality of the Investment Adviser’s services; (c) the structure, staff and capabilities of the Investment Adviser and its portfolio management team; (d) the groups within the Investment Adviser that support the portfolio management team, including the legal and compliance departments, the valuation oversight group, the business planning team and the technology group; (e) the Investment Adviser’s business continuity and disaster recovery planning; (f) the Investment Adviser’s financial resources and its ability to hire and retain talented personnel; (g) the fees received by the Investment Adviser’s affiliates from the Fund for transfer agency, securities lending and other services; (h) the fees charged by the Investment Adviser to other types of clients; (i) the terms of the Management Agreement; (j) the administrative services provided under the Management Agreement, including the oversight by the Investment Adviser of the Fund’s other service providers; and (k) the Investment Adviser’s brokerage policies, trade aggregation and allocation policies and employee trading practices. At the Annual Contract Meeting, the Trustees also considered at further length the fees and expenses paid by the Fund, the Fund’s expense trends over time, and the proposed breakpoints in the contractual fee rate under the Management Agreement.
     In connection with the Committee meetings and the Annual Contract Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel regarding their responsibilities under applicable law. Also, in conjunction with these meetings, the Trustees attended separate sessions at which the Trustees reviewed the commission rates paid by the Fund on brokerage transactions, and the Investment Adviser’s receipt of research services in connection with those transactions. Information was also provided to the Trustees relating to revenue sharing by the Investment Adviser, portfolio manager compensation and other matters. During the course of their deliberations, the Independent Trustees met in executive sessions without employees of the Investment Adviser present.
     In evaluating the Management Agreement at the Annual Contract Meeting, the Trustees relied upon their knowledge, resulting from their meetings and other interactions throughout the year, of the Investment Adviser, its services and the Fund. At those meetings the Trustees received materials relating to the Investment Adviser’s investment management and other services under the Management Agreement, including: (a) information on the investment performance of the Fund in comparison to other mutual funds and benchmark performance indices; (b) general investment outlooks in the markets in which the Fund invests; (c) compliance reports; and (d) expenses borne by the Fund.
     In connection with their approval of the Management Agreement, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. As part of their review, the Trustees considered the nature, extent and quality of the services provided by the Investment Adviser. In this regard, the Trustees considered both the investment advisory services, and the other non-advisory services, that are provided to the Fund by the Investment Adviser and its affiliates. These services include services as the Fund’s transfer agent, securities lending agent and distributor. In addition,

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement Regarding Basis for Approval of Management Agreement (Unaudited) (continued)

affiliates of the Investment Adviser receive compensation in connection with the execution of Fund’s portfolio securities transactions. The Trustees concluded that the Investment Adviser was both able to commit substantial financial and other resources to the operations of the Fund and had, in fact, committed those resources in multiple areas including portfolio management, trading, technology, human resources, tax, treasury, legal, compliance and risk management. The Trustees also believed that the Investment Adviser had made significant commitments to address new regulatory compliance requirements applicable to the Fund and the Investment Adviser, including education and training initiatives.

     The Trustees also considered the investment performance of the Fund and the Investment Adviser. In this regard, the Trustees compared the investment performance of the Fund to the performance of other SEC-registered funds and to rankings and ratings issued by a third-party consultant. The Trustees also reviewed the Fund’s investment performance relative to its performance benchmark. This information on the Fund’s investment performance was provided for one, three and five year periods. In addition, the Trustees considered the investment performance trends of the Fund over time, and reviewed the investment performance of the Fund in light of its investment objective and policies, as well as in light of periodic analyses of its risk profile. The Trustees believed that the Fund was providing competitive performance for long-term investors.
     The Board of Trustees also considered the contractual fee rate payable by the Fund under the Management Agreement. In this regard, information on the services rendered by the Investment Adviser to the Fund, the fees paid by the Fund and the Fund’s total operating expense ratios (before and after expense reimbursements) were compared to similar information for mutual funds advised by other, unaffiliated investment management firms. Most of the comparisons of the Fund’s fee rate and total operating expense ratios were prepared by a third-party consultant. These comparisons assisted the Trustees in evaluating the reasonableness of the management fees paid by the Fund.
     More particularly, the Trustees reviewed analyses prepared by a third party consultant of the expense rankings of the Fund. The analyses provided a comparison of the Fund’s management fees to a relevant peer group and a category universe; an expense analysis which compared the Fund’s expenses to a peer group and a category universe; and a five-year history comparing the Fund’s expenses to the category average. The analyses also compared the Fund’s transfer agency fees, custody and accounting fees and other expenses to a peer group and median. In addition, the Trustees considered the Investment Adviser’s undertaking to limit the Fund’s total expense ratio (excluding certain expenses) to a specified level. This was a contractual undertaking that expired on June 30, 2005. The Trustees considered the Investment Adviser’s undertaking to continue this expense reimbursement after that date on a voluntary basis until further notice to the Trustees.
     The Board of Trustees also considered the reduction in the contractual fee rate payable under the Management Agreement for the Fund that was approved by the Trustees in June 2004, and the additional reduction in the contractual fee rate under the Management Agreement for the Fund that was proposed for approval at the Annual Contract Meeting. At the Annual Contract Review Meeting the Board approved the implementation of breakpoints in the Fund’s contractual management fee rate at the following annual percentages of the average daily net assets of the Fund: 0.65% on the first $1 billion, 0.59% over $1 billion up to $2 billion and 0.56% over $2 billion. The new breakpoints were implemented initially on a voluntary basis effective July 1, 2005, and will ultimately be implemented on a contractual basis within twelve months.
     In approving these new fee breakpoints, the Trustees reviewed information regarding the Investment Adviser’s potential economies of scale, and whether the Fund and its shareholders were participating in the benefits of these economies. In this regard, the Trustees considered the amount of assets in the Fund; the information provided by the Investment Adviser relating to the costs of the services provided by the Investment Adviser and its affiliates and the profits realized by them; and information comparing fee rates charged by the Investment Adviser with fee rates charged by other, unaffiliated investment managers to other mutual funds. The Trustees agreed that the fee breakpoints were a way to ensure that benefits of scalability would be passed along to shareholders at the specified asset levels.
     The Trustees also considered the other benefits derived by the Investment Adviser and its affiliates from the Fund as stated above, including the fees received by them for transfer agency, securities lending, and brokerage services, and the brokerage and research services received by the Investment Adviser in connection with the placement of brokerage transactions for the Fund. In addition, the Trustees reviewed the Investment Adviser’s pre-tax revenues and pre-tax margins with respect to the Trust and the Fund. In this regard the Trustees reviewed, among other things, profitability analyses and summaries, revenue and expense schedules and expense allocation methodologies.
     After deliberation, the Trustees concluded that the management fees paid by the Fund were reasonable in light of the services provided by the Investment Adviser, its costs and the Fund’s current and reasonably foreseeable asset levels, and that the Management Agreement should be approved and continued.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Fund Expenses (Unaudited) — Six Month Period Ended June 30, 2005

As a shareholder of the Fund, you incur ongoing costs, including management fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from January 1, 2005 through June 30, 2005.

Actual Expenses — The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual annualized expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. As a shareholder of the Fund, you do not incur any transaction costs, such as sales charges (loads), redemption fees, or exchange fees, but shareholders of other funds may incur such costs. The second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds whose shareholders may incur transaction costs.

			Expenses Paid
			for the
	Beginning	Ending	6 months
	Account Value	Account Value	ended
	1/1/05	6/30/05	6/30/05*

Actual	$1,000	$973.40	$3.60
Hypothetical 5% return	1,000	1,021.15 +	3.69

*	Expenses are calculated using the Fund’s annualized expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended June 30, 2005. Expenses are calculated by multiplying the annualized expense ratio by the average account value for the period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the fiscal year. The annualized expense ratio for the period was 0.74%.
+	Hypothetical expenses are based on the Fund’s actual annualized expense ratios and an assumed rate of return of 5% per year before expenses.

TRUSTEES	OFFICERS
Ashok N. Bakhru, Chairman	Kaysie P. Uniacke, President
John P. Coblentz, Jr.	James A. Fitzpatrick, Vice President
Patrick T. Harker	James A. McNamara, Vice President
Mary Patterson McPherson	John M. Perlowski, Treasurer
Alan A. Shuch	Howard B. Surloff, Secretary
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

GOLDMAN, SACHS & CO. Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

Visit our internet address: www.gs.com/funds to obtain the most recent month-end returns.

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available, without charge, upon request by calling 1-800-621-2550 and on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“the Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Commission’s website at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-621-2550.

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider the Fund’s objectives, risks and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of June 30, 2005 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Fund is subject to the risk of rising and falling stock prices. In recent years, the U.S. stock market has experienced substantial price volatility.

COREsm is a service mark of Goldman, Sachs & Co.

Toll Free (in U.S.): 800-292-4726

This report is prepared for the general information of contract owners and is not an offer of shares of the Goldman Sachs Variable Insurance Trust: COREsm U.S. Equity Fund.

© Copyright 2005 Goldman, Sachs & Co. All rights reserved. Date of first use: August 19, 2005

VITCOREUSSAR